Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 7, 2025
Registration Statement Nos. 333-283567, 333-283567-01 and 333-283567-02

Ford Credit Floorplan Master Owner Trust A - FORDF 2025-2

Active Joint Leads : BofA (str), JPM, SocGen

Passive Leads : Citi, Mizuho, SMBC

Passive Co Managers : BONY, US Bank

Active Co Managers : Ramierz, Siebert Williams Shank

Anticipated Capital Structure:
CL AMT($MM) WAL MDY/S EXP LGL BENCH YIELD PRICE CPN

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A-1 900.000 2.91 Aaa/AAA 9/28 9/15/30 I-Curve + 52 4.099 99.98787 4.06

A-2 100.000 2.91 Aaa/AAA 9/28 9/15/30 SOFR30A + 60 100.00000

B 59.211 2.91 Aa1/AA 9/28 9/15/30 I-Curve + 80 4.379 99.97385 4.33

C 52.632 2.91 Aa3/NR <RETAINED>

D 39.474 2.91 A1/NR <RETAINED>

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- Transaction Details -

Bill & Deliver : BofA

Offered Size : $1.059+bln

Expected Rating: Moody’s/S&P

Bloomberg Ticker : FORDF 2025-2

Offering Format : SEC Registered

ERISA Eligible : Yes

Expected Settle : October 16, 2025

First Payment Date : November 17, 2025

Minimum Denominations : $1,000 x $1,000

- CUSIPS –

A-1: 34528QJU9

A-2: 34528QJV7

B: 34528QJW5

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from BofA Securities, Inc. By calling 1-888-294-1322.